The information in this preliminary pricing supplement and accompanying prospectus supplement and prospectus is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the office or sale is not permitted.

Preliminary Pricing Supplement

Subject to Completion

Dated March 9, 2009

PROSPECTUS

Dated January 23, 2009

PROSPECTUS SUPPLEMENT
Dated January 23, 2009

Preliminary Pricing Supplement No. [___]
Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement No. 333-156929

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES G

(Senior Fixed Rate Notes pursuant to the FDICs Temporary Liquidity Guarantee Program)

This debt is guaranteed under the Federal Deposit Insurance Corporations Temporary Liquidity Guarantee Program and is backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDICs regulations, 12 CFR Part 370, and at the FDICs website, www.fdic.gov/tlgp. The expiration date of the FDICs guarantee is the earlier of the maturity date of the debt or June 30, 2012.

Issuer:	General Electric Capital Corporation ("GE Capital")
Guarantor:	Federal Deposit Insurance Corporation ("FDIC")
Ratings:	Aaa/AAA
Trade Date:	March [ ], 2009
Settlement Date (Original Issue Date):	March [ ], 2009
Maturity Date:	March [ ], 20[ ]
Principal Amount:	US $[ ]
Price to Public (Issue Price):	[ ]%
Agents Commission:	[ ]%
All-in Price:	[ ]%
Net Proceeds to Issuer:	US $[ ]
Ranking:	Senior
Treasury Benchmark:	[ ]% due [ ]
Treasury Yield:	[ ]%

Preliminary Pricing Supplement No. [__]
Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement: No. 333-156929

Spread to Treasury Benchmark (Plus or Minus):	Plus [ ]%
Reoffer Yield:	[ ]%
Interest Rate Per Annum:	[ ]%
Interest Payment Dates:	Semi-annually on the [ ]th of each March and September, commencing September [ ]th, 2009 and ending on the Maturity Date
Day Count Convention:	30/360, Following unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $2,000 with increments of $1,000 thereafter
CUSIP:	[ ]
ISIN:	[ ]
Common Code:	[ ]
Method of Settlement:	Depository Trust Company (DTC), and its direct participants, including Euroclear and Clearstream, Luxembourg
Trustee:	The Bank of New York Mellon

Risks Relating to FDIC Guaranteed Notes

Investing in the Notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Investors should be aware that the FDIC Guarantee is made pursuant to the FDICs regulations, 12 C.F.R. Part 370, as specified at the FDICs website, www.fdic.gov/tlgp. Such regulations may be subject to further interpretive decisions and rulemaking by the FDIC that could adversely affect how the FDIC Guarantee (as defined in the prospectus supplement) would apply to the Notes. The FDIC Guarantee is subject to additional risks as described in the prospectus supplement under "Risk Factors, Risks Relating to the FDIC Guarantee". See "FDIC Guarantee under the Temporary Liquidity Guarantee Program".

Preliminary Pricing Supplement No. [__]
Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement: No. 333-156929

Plan of Distribution

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at [ ]% of the aggregate principal amount less an underwriting discount equal to [ ]% of the principal amount of the Notes. The Notes will not be exclusively marketed and targeted to retail customers.

Institution Book Runners:	Commitment
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC	$
Goldman, Sachs & Co.	$
J.P. Morgan Securities Inc.	$
Morgan Stanley & Co. Incorporated	$

Co-Lead Managers:
Deutsche Bank Securities Inc.	$
Greenwich Capital Markets, Inc.	$
HSBC Securities (USA) Inc.	$
Total	$

We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Preliminary Pricing Supplement No. [__]
Filed Pursuant to Rule 424(b)(3)
Dated March 9, 2009
Registration Statement: No. 333-156929

Additional Information

General

At the year ended December 31, 2008, we had outstanding indebtedness totaling $510.356 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2008, excluding subordinated notes and debentures payable after one year, was equal to $500.474 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,
2004	2005	2006	2007	2008
1.82	1.66	1.63	1.56	1.24

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT. THE INFORMATION ON THE INTERNET SITE OF THE FDIC IS NOT A PART OF THIS FREE WRITING PROSPECTUS OR ANY PROSPECTUS.